Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SANMINA-SCI ISSUES NON-GAAP FINANCIAL GUIDANCE FOR FISCAL 2006

SAN JOSE, CA (November 16, 2006) Sanmina-SCI Corporation (Nasdaq: SANM, “the Company”), a leading global electronics manufacturing services (“EMS”) company, today issued non-GAAP financial guidance for fiscal year ended September 30, 2006 and its first fiscal quarter 2007.  As previously announced, on October 12, 2006, a Special Committee of the Board of Directors reported its findings after completing an extensive investigation into the Company’s stock option administration policies and practices dating back to January 1, 1997.  The Company expects that it will need to record additional stock-based compensation expenses, which will largely be of a non-cash nature, as a result of the investigation’s findings.  The non-GAAP guidance herein is being issued because the Company’s financial statements on a GAAP basis are not available at this time as they are presently undergoing restatement and are subject to completion of the annual audit.  (Please refer to the important disclosures which follow under the headings “Results Subject to Significant Adjustment” and “Safe Harbor”.)

For the fourth quarter, the Company reported revenue of $2.72 billion, compared to $2.71 billion in the third fiscal quarter ended July 1, 2006 and $2.77 billion in the fourth quarter of fiscal 2005, ended October 1, 2005.  Revenue for fiscal year 2006 amounted to $11.0 billion compared with $11.7 billion in fiscal 2005.

Non-GAAP Financial Guidance for Fiscal 2006(1):

The financial guidance that follows has not been prepared on the basis of generally accepted accounting principles.  Each of the items listed below has been prepared excluding stock compensation expense, restructuring expense and other items consistent with the Company’s historical definition of non-GAAP measures1.

Pending the results of the Company’s restatement and completion of the annual audit, the Company expects to report the following non-GAAP financial results for its fourth fiscal quarter ended September 30, 2006, earnings (loss) per share in the range of $(0.01) to $0.01, gross margins of approximately 4.8% and operating margins of approximately 1.2%. Results for the quarter were unfavorably impacted primarily by the Company’s decision to exit certain product-lines related to the realignment of its Original Design Manufacturing (“ODM”) businesses.

On a similar basis, the Company expects to report for its third fiscal quarter ended July 1, 2006, earnings per share of $0.07, gross margins of 6.1% and operating margins of 2.6%.  These metrics are consistent with previous guidance issued on July 17, 2006.

For fiscal year 2006, the Company expects to report earnings per share in the range of $0.18 to $0.20, gross margins of approximately 5.8% and operating margins of approximately 2.2%.

SELECTED NON-GAAP FINANCIAL GUIDANCE(1)

($ in Millions)	Q3:2006	Q4:2006	FY2006
Non-GAAP Guidance(2):
Revenue	$2,708	$2,717	$10,955
Gross margin	6.1%	~4.8%	~5.8%
Operating margin	2.6%	~1.2%	~2.2%
Earnings (loss) per share	$0.07	$(0.01) -$0.01	$0.18-$0.20
Account Balances:
Cash	$563	$492	$492
Accounts receivable	$1,584	$1,526	$1,526
Inventory	$1,252	$1,318	$1,318
Accounts payable	$1,550	$1,495	$1,495

(1)   The foregoing guidance excludes integration and restructuring costs, impairment charges, other infrequent or unusual items, non-cash interest, expenses incurred related to the Company’s stock option investigation, loss on extinguishment of debt and amortization expense.  In addition to the above items, fiscal 2006 non-GAAP results do not include stock-based compensation expenses.  Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.

(2)   Fourth quarter non-GAAP guidance excludes: restructuring costs of $6.7 million, impairment charges of $9.1 million, amortization expense of $3.7 million, $10.9 million of costs associated with the Company’s stock option investigation, stock compensation costs and other items. Third quarter non-GAAP guidance excludes:  restructuring costs of $69.3 million, amortization expense of $2.2 million, stock compensation costs and other items.

ODM Realignment and Separation of PC Business:

The Company announced that it will realign its ODM business model, shifting its focus towards Joint Development Manufacturing (“JDM”) services to better assist its OEM customers in developing and introducing new products to the market that are more closely aligned to the needs of their end-customers.

The Company also announced that it would create a more separable personal and business computing business unit.  This unit will include the Company’s personal computing and low-end servers and storage businesses, their related BTO/CTO operations and their associated logistics activities.  The creation of a more separable personal and business computing business unit will enhance the Company’s capability and flexibility in pursuing other strategic alliances that can accelerate the pursuit of component vertical integration, product design and growth opportunities.  It will also allow the Company to consider potential strategic opportunities to maximize the value of its personal and business computing business.

“I am confident the realignment of our operations will boost efficiencies and greatly improve our ability to service our customers.  Our continued commitment to delivering high quality and innovative technology facilitated the capture of significant wins from both new and existing customers over the last year.  These new programs should drive us to greater profitability in fiscal 2007 and we are optimistic about our prospects for future growth,” said Jure Sola, Chief Executive Officer and Chairman of the Company.

In connection with the Company’s strategy to realign its ODM business, separate the personal and business computing business and potential consolidations of operations in higher-cost geographies to further enhance profitability, the Company expects that it will record additional charges of $125 to $150 million related to these anticipated actions during fiscal year 2007.

First Quarter Fiscal 2007 Guidance:

Sanmina-SCI expects first quarter revenue to be in the range of $2.70 billion to $2.85 billion and earnings per share, on a non-GAAP basis, to be between $0.06 and $0.08.

Results Subject to Significant Adjustment:

The non-GAAP financial information contained in this press release is preliminary. The Company’s GAAP financial results are presently undergoing restatement and are subject to completion of the annual audit.  The Company expects to file its restated GAAP financial statements on or before December 13, 2006 at which time the Company will also provide a reconciliation to the non-GAAP guidance disclosed in this release.

Non-GAAP Financial Information:

In the financial guidance information provided above, we present the following non-GAAP financial measures:  gross margin, operating margin and earnings (loss) per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to:  stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill, non-cash interest and amortization expense and other infrequent or unusual items, to the extent material, which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business.  Our management also uses this information internally for forecasting, budgeting and other analytical purposes.  Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our Company and to facilitate period-to-period comparisons and analysis of operating trends.

Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Safe Harbor Statement:

This press release contains forward-looking statements about the Company’s estimated revenue and earnings per share and the likelihood that significant adjustments to the financial results included in this release can occur. These statements involve risks and uncertainties, and actual results will differ.  Risks and uncertainties include the outcome of the pending reviews described above and the restatement of the Company’s financial statements or results,  the risk that the Company would be unable to file certain reports required to be filed under the Securities Exchange Act of 1934, as amended, by December 14, 2006 thereby failing to comply with the filing deadline and resulting in a default or event of default under the $400 million aggregate outstanding principal amount 6 3/4% Senior Subordinated Notes due 2013 and the $600 million aggregate outstanding principal amount 8.125% Senior Subordinated Notes due 2016, uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company is also unable to predict the outcome of its SEC inquiry or any lawsuit or other proceeding related to the Company’s historical stock option administration policies and practices and any potential resulting impact on the Company’s financial statements or results, and the precise time that its restated GAAP consolidated financial statements will be filed with the SEC.  The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2005 Annual Report on Form 10-K filed on December 29, 2005 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

Company Conference Call Information:

Sanmina-SCI will be holding a conference call regarding this announcement on Thursday, November 16, 2006 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605.  The conference will be broadcast live over the Internet.  Log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are:  domestic 800-642-1687 and international 706-645-9291, access code:  1401910.

About Sanmina-SCI:

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, automotive, computer technology and multimedia and consumer sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

CONTACT:
Paige Bombino
Investor Relations
+ 408.964.3610